Filed Pursuant to Rule 424(b)(3)
Registration No. 333-155800

December 2011 Performance Update

The Frontier Fund Supplement Dated December 31, 2011 to Prospectus Dated April 30, 2011.

The Frontier Fund Class 3

T H E   F RO N T I E R   F U N D ’ S   G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 3	December 31, 2011 MTD	December 31, 2011 YTD	NAV/Unit
Balanced Series-3a	-0.72%	-3.97%	$128.36
Long/Short Commodity Series-3	-0.43%	5.68%	$161.96

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of December 31, 2011. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 3a

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(92,554.87)
Unrealized trading gain/(loss)	97,200.87
Less: commissions	(3,278.33)
Less: FCM fees	(1,769.64)
Foreign currency gain/(loss)	(5,861.95)
Interest income	3,996.38

Total Income	(2,267.54)
EXPENSES
Trading fees	4,082.01
Management fees	2,605.64
Incentive fees	14,824.32

Total Expenses	21,511.97

Net Income (Loss)	$(23,779.51)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	22,031.01092	$2,848,466.81	129.29
Current month additions	1,755.10101	228,872.56
Current month redemptions	(781.60378)	(100,757.59)
Net Income (loss) for current month		(23,779.51)

Net Asset Value, end of current month	23,004.50815	$2,952,802.27	128.36

	Monthly rate of return		-0.72%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series 3a

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 3

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$293,392.25
Unrealized trading gain/(loss)	(261,514.98)
Less: commissions	(13,608.57)
Less: FCM fees	(16,122.43)
Foreign currency gain/(loss)	1,056.33
Interest income	44,647.37

Total Income	47,849.97
EXPENSES
Management fees	122,983.03
Incentive fees	45,089.75

Total Expenses	168,072.78

Net Income (Loss)	$(120,222.81)

	Units	Dollars	$’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	157,715.46864	$25,654,470.00	162.66
Current month additions	18,781.53215	3,052,840.77
Current month redemptions	(4,788.79990)	(777,029.60)
Net Income (loss) for current month		(120,222.81)

Net Asset Value, end of current month	171,708.20089	$27,810,058.36	161.96

	Monthly rate of return		-0.43%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series 3

THE FRONTIER FUND BALANCED SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(7,976,125.72)
Unrealized trading gain/(loss)	8,662,066.64
Less: commissions	(296,062.36)
Less: FCM fees	(158,836.53)
Foreign currency gain/(loss)	(524,865.43)
Interest income	73,511.09

Total Income	(220,312.31)
EXPENSES
Trading fees	12,110.97
Management fees	233,728.87
Incentive fees	1,323,253.71
Broker service fees	466,907.19

Total Expenses	2,036,000.74

Net Income (Loss)	$(2,256,313.05)

	Units	Dollars	*Aggregate Unit Value $’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	1,981,982.53510	$261,144,214.20	131.76
Current month additions	10,178.73479	1,523,210.93
Current month redemptions	(39,147.19898)	(4,979,035.13)
Net Income (loss) for current month		(2,256,313.05)

Net Asset Value, end of current month	1,953,014.07091	$255,432,076.95	130.79

	Monthly rate of return		-0.74%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Balanced Series

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2011

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$805,314.86
Unrealized trading gain/(loss)	(702,375.56)
Less: commissions	(36,691.46)
Less: FCM fees	(80,896.25)
Foreign currency gain/(loss)	2,786.09
Interest income	119,080.30

Total Income	107,217.98
EXPENSES
Management fees	275,539.49
Incentive fees	122,785.66
Broker service fees	47,319.27

Total Expenses	445,644.42

Net Income (Loss)	$(338,426.44)

	Units	Dollars	*Aggregate Unit Value $’s per unit
STATEMENT OF CHANGES IN NET ASSET VALUE
Net Asset Value, end of prior month	492,995.04566	$70,192,109.35	142.38
Current month additions	35,199.93948	5,091,016.93
Current month redemptions	(28,228.50835)	(3,983,972.90)
Net Income (loss) for current month		(338,426.44)

Net Asset Value, end of current month	499,966.47679	$70,960,726.94	141.93

	Monthly rate of return		-0.31%

* Please see your specific Class Statement of Income (Loss) for your unit value.

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales
S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1775 Sherman Street, Suite 2500

Denver, Colorado 80203

On Behalf of the Frontier Fund - Long/Short Commodity Series